Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Corporate Speakers:

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

Conference Call Participants:

Assaf Nathan Eden Discovery – Analyst

James Winchester Quantified Value Partners – Analyst

Sergi Mascaro Kepler Capital Firm - Analyst

PRESENTATION

Operator

Hello. My name is David, and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's third quarter of fiscal year 2025 earnings conference call.

(Operator Instructions)

Mr. Sterrett, you may begin your conference.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Good afternoon and thank you for joining us for Optical Cable Corporation's third quarter of fiscal 2025 conference call.

By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release.

The cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Dean and good afternoon, everyone.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2025 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

OCC had a strong third quarter as we delivered significant net sales growth and gross profit expansion during both the third quarter and the first nine months of this fiscal year. Net sales increased 22.8% during the third quarter of fiscal 2025 compared to the same period last fiscal year, and increased 12.8% during the nine months ended July 31, 2025, compared to the same period last year. These results reflect the OCC team's ability to capture additional opportunities as demand for our products increased in many of our markets.

We also continued to see the benefits of OCC's significant operating leverage during the third quarter as our 22.8% year-over-year increase in net sales drove gross profit growth of 61.2%.

I'm pleased to report that the OCC team is executing well against our long-term growth strategy.

As previously announced, OCC and Lightera entered into a strategic collaboration agreement in early July to expand product offerings and solutions to the enterprise sector, the data center sector, as well as expanded presence in certain other sectors.

As part of this strategic collaboration, OCC and Lightera have combined portions of the product portfolios of both companies to deliver additional integrated cabling and connectivity solution offerings, which will include certain Lightera products being offered and sold by OCC.

In connection with this strategic collaboration, Lightera made an investment in OCC with Lightera holding 7.24% of the Company's outstanding common shares.

We anticipate our strategic collaboration with Lightera will provide growth opportunities for OCC.

As we look ahead to the end of this fiscal year and into 2026, we remain focused on disciplined execution and capitalizing on growth opportunities to drive shareholder value.

And with that, I'll turn the call over to Tracy, who will review in additional detail, our third quarter of fiscal year 2025 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2025 increased 22.8% to $19.9 million compared to net sales of $16.2 million for the same period last year, resulting from increases in net sales in both our enterprise and specialty markets.

Sequentially, net sales increased 13.5% during the third quarter of fiscal year 2025 compared to net sales of $17.5 million for the second quarter of fiscal 2025.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Consolidated net sales for the first nine months of fiscal 2025 increased 12.8% to $53.2 million compared to net sales of $47.2 million for the first nine months of fiscal 2024, with sales increases in both our enterprise and specialty markets.

At the end of our third fiscal quarter of 2025, our sales order backlog and forward load was $7.1 million compared to $7.2 million as of April 30, 2025, $6.6 million as of January 31, 2025, and $5.7 million as of October 31, 2024.

Turning to gross profit. Our gross profit increased 61.2%, or $2.4 million, to $6.3 million in the third quarter of fiscal 2025 compared to $3.9 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 31.7% in the third quarter of fiscal 2025, up from 24.2% in the third quarter of fiscal 2024 and 30.4% for the second quarter of fiscal year 2025.

Gross profit increased 39.5% to $16.3 million in the first nine months of fiscal 2025, compared to $11.7 million in the first nine months of fiscal 2024. Gross profit margin increased to 30.6% in the first nine months of fiscal 2025, compared to 24.7% in the nine months of fiscal 2024.

Gross profit margin for the third quarter and first nine months of fiscal 2025 was positively impacted by production efficiencies created by higher volumes and the resulting positive impact of our operating leverage. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses increased to $5.7 million, or 9.5%, in the third quarter of fiscal year 2025, compared to $5.2 million for the same period last year. SG&A expenses as a percentage of net sales were 28.8% in the third quarter of fiscal 2025, compared to 32.3% in the prior year period.

SG&A expenses increased to $16.9 million, or 8.2%, during the first nine months of fiscal year 2025, compared to $15.7 million for the same period last year. SG&A expenses as a percentage of net sales were 31.8% in the third quarter of fiscal 2025 compared to 33.2% in the prior year period.

The increase in SG&A expenses during the third quarter and first nine months of fiscal year 2025, compared to the same periods last year, was primarily the result of increases in employee and contracted sales personnel-related costs and shipping costs. Included in employee and contracted sales personnel-related costs are compensation costs and sales incentives.

OCC recorded net income of $302,000, or $0.04 per basic and diluted share, for the third quarter of fiscal 2025, compared to a net loss of $1.6 million, or $0.20 per basic and diluted share, for the third quarter of fiscal 2024.

OCC recorded a net loss of $1.5 million, or $0.19 per basic and diluted share, for the first nine months of fiscal year 2025, compared to $4.6 million, or $0.59 per share, for the first nine months of fiscal year 2024.

With that, I'll turn the call back over to you, Neil.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. At this time, we would normally take questions from analysts and institutional investors -- live questions. However we have received a number of questions in advance of the call today we believe would be of interest to most participants, so we're going to go through those questions first, and then we will address any remaining questions live that may come from analysts and institutional investors.

Dean, if you could please begin reading the questions we've received in advance, and we will respond.

QUESTIONS AND ANSWERS

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Absolutely. First question, can you comment on what you're seeing in your traditional markets and how it has evolved through the year?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. We are generally seeing strength in our targeted markets this year, and that's been the case with others in the industry as well. We believe we're benefiting from our strong market position, and that's been reflected in our topline results this year, including in the third quarter of 2025.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks. Can you comment as to what you're seeing in terms of AI impact? It seems like this should be a significant opportunity for you.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, as most folks know, and I believe it's fairly clear, that AI is growing or some would even say exploding because of all the demand, and this is positively impacting our industry generally. The impact is seen in the growth of hyperscale data centers in particular. Currently, OCC's products are more suited for what we would call Tier 2 and Tier 3 data centers. However, we do believe we will see positive impact from AI and data center growth.

However, we also believe the biggest growth that we've seen is by those companies targeting hyperscale data centers.

Still with us, Dean?

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Yes, apologies. CommScope recently sold the vertical that is competing with you to Amphenol. Do you expect any impact from that?

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, as our listeners may expect, we are following these developments, but at this time we do not believe this will have an impact on OCC.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. Next question. The backlog is down versus Q2, but Q4 is usually the strongest quarter. Does this decline in backlog mean that the seasonality is not expected to be what we'd normally expect from Q4?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy is going to take the next few questions here.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thanks. I would describe the decrease in backlog and forward load of approximately $100,000 as more of a leveling off rather than a decrease, certainly not a significant decrease, and possibly more related to timing of shipments and order entry than indicative of demand.

At the end of Q3, our backlog and forward load was still higher than the backlog and forward load at the end of both fiscal 2024 and the first quarter of fiscal 2025, which is basically where you see the seasonality impact.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. How much indicative backlog decline is a result of potentially weaker demand?

Tracy Smith Optical Cable Corporation - SVP & CFO

Well, as I mentioned in my response to the previous question, this was a very minimal decline. We don't believe it is an indicator of weaker demand at this point. As Neil said, we're generally seeing strength in our target markets and believe demand is holding strong.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Appreciate that. Next question is why was the gross margin 31.5% with higher sales levels in the quarter considering in Q4 last year it was 33.5% with lower sales levels?

Tracy Smith Optical Cable Corporation - SVP & CFO

As we've mentioned in our previous filings, our gross profit margin varies depending on product mix in addition to volumes. We believe this was a result of product mix when comparing the two quarters.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Next question. Do you think you will need to increase capacity and do you have plans to materially invest in extra capacity?

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Tracy Smith Optical Cable Corporation - SVP & CFO

We believe we have the capacity to capture the exciting growth opportunities out there. We're currently filling some open positions in our manufacturing operations, given anticipated demand, particularly in Roanoke. And it does take some time for our production employees to get fully up to speed. But other than filling open requisitions to meet anticipated demand, we don't have any needs or plans to significantly invest in extra capacity at this time.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. Next question. Is the current OpEx level sustainable or should we expect any material new expenses moving forward?

Tracy Smith Optical Cable Corporation - SVP & CFO

As we've described in the past, we believe our operating leverage has a significant positive impact on our results as revenues increase. We also believe that our operating expenses should be generally sustainable at current and even higher sales levels.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Next question. Could you elaborate on the structure of the OCC Lightera cooperation? Will OCC be manufacturing Lightera branded products? And will OCC hold any Lightera equipment inventory?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thanks, Dean. I will answer the number of questions that we've received regarding Lightera.

I will say, as we get started and going through these questions that there's a lot of details about our collaboration that we're not prepared to share and that I think is consistent with the way we've typically operated. With respect to the question at hand here, we have previously disclosed the purpose of the strategic collaboration that OCC has entered into with Lightera was to expand product offerings and solutions, especially for the data center and enterprise sectors.

We believe that both OCC and Lightera will benefit from opportunities generated by the ability to expand fiber optic and copper cabling and connectivity solutions in the enterprise sector, the data center sector, as well as an expanded presence in certain other sectors.

As you all know, Lightera has made an investment in OCC, and we believe this reflects their confidence in OCC and resulted in Lightera holding 7.24% interest in OCC. We have on file the stock purchase agreement related to this investment by Lightera, and that was filed with the SEC in a Form 8-K shortly after the announcement on July 7.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. The next question on this topic. How will Lightera add value to OCC? How will Lightera help you to increase sales?

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well as we've said, and one of the benefits of working with a company like Lightera, is they are a global leader in optical fiber and connectivity solutions. And we've successfully worked with Lightera and its predecessor, OFS Fitel, for decades. Our collaboration with Lightera expands on our product offerings and solutions, especially for data centers and enterprise sectors, and we believe OCC will benefit from that.

We also think not only our customers will benefit, but also our shareholders as well.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks. Next question. It seems like OCC has already started to benefit from Lightera’s sales and marketing efforts. Is Lightera going to spend sales and marketing resources to generate business for the partnership going forward?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Lightera did exhibit at the BICSI trade show last month, and at the invitation of Lightera, OCC did provide some personnel at the Lightera booth at BICSI. As part of this new collaboration, we expect that Lightera and OCC will be working together in various different ways. However we are not commenting on our specific sales and marketing strategies, which is consistent with OCC's past practice.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Is the goal with the Lightera collaboration still to target Tier 2 data centers? Or does this open the door to hyperscalers and larger data centers?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

OCC continues to focus on the products we offer, which tend to be more suitable for what we would call Tier 2 and Tier 3 data centers. That does not rule out the possibility of us seeing benefits from the growth that's happening in the hyperscale market, but our core products and solutions are fairly focused on Tier 2 and Tier 3.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks. The next investor question. Can you give us an impression of the opportunity here? Maybe a typical ticket size for Tier 2 or Tier 3 data centers given the combined offerings?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, I will say that the opportunities in Tier 2 and Tier 3 data centers really vary in size. They can include anything from greenfield builds to moves, adds and changes. And as you all know, our practice is not to provide a forecast of expected sales opportunities. So I think that's what we can say about that.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Next question is, did Lightera want to buy more of the equity than the 7.24% interest?

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, we're not going to comment or get into the details of our negotiations with Lightera, and that shouldn't be a surprise. We do think very highly of Lightera and the Lightera team, and we believe their investment in OCC reflects their confidence in our business and the work we will do together. We're very excited to be working with Lightera and look forward to that continuing to develop over time.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks. We received a number of questions with respect to specific sales or financial outlook with respect to the strategic collaboration with Lightera. Can you speak to that?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Again, consistent with OCC's past practice, we are not going to give specific guidance or projections. What we will say is that we are confident that our strategic collaboration with Lightera and the resulting Lightera-OCC integrated solutions will enable us to provide an offering that will expand our market opportunities, accelerate OCC's sales growth and will create value for OCC and its shareholders.

Dean Sterrett Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks. We have no other questions that were provided in advance of the call today at this time, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Thank you, Dean.

So now as we usually do, if any analysts or institutional investors have any remaining questions, we are happy to answer them. David, if you could please indicate the instructions for our participants to call in the questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Operator

(Operator Instructions)

And we'll take our first question from Assaf Nathan from Eden Discovery.

Assaf Nathan Eden Discovery – Analyst

Well, guys, congratulations on a wonderful quarter. My first question is the (inaudible) growth in the U.S. market this quarter. And in the past quarter, the U.S. was not growing that fast. So I was wondering if you can give us a little bit of color about which verticals caused this strong acceleration in which products, it will be great. Thanks.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

I appreciate the question. Part of the reason why we're seeing growth in addition to the work that our sales and business development teams are doing successfully is, you'll recall that in most of fiscal year 2024 and before that, the whole industry was in a bit of a downturn. So we're benefiting from that, but we're also benefiting from our strong position in the marketplace. It's doing well.

I don't think we can speak, and we typically don't speak, to the specifics of which markets and which products are doing well. But generally, right now, and as we will disclose in our Form 10-Q that will be filed later today, we've seen growth in both our enterprise markets as well as our specialty markets. And we've seen growth in the U.S., and we've seen growth internationally. And so I think that at this point, it's a fairly broad growth scenario that we are experiencing and strengthened market.

Assaf Nathan Eden Discovery – Analyst

Okay. And for my next question. I've been following you for a long time and I read all the press releases and noticed all the (inaudible). So in the current press release, you talked about good prospects for this year and beyond, which is a new thing. It seems that you are more confident on the next fiscal year. So this is also a surprise. So can you explain a little bit about driving that and a little bit more color about what makes you feel more optimistic?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, we've been optimistic because you know the industry went through about five quarters of decrease and pressure. We kept the position. We weren't as negatively affected as others in our industry were. And in addition to that, we're also benefiting from the recovery in the industry.

We believe that the activity that's going on in data centers we're going to benefit from even though we are not, at the moment, offering products that are more hyperscale related. And we also see strength in our other markets. We do a lot of specialty work and we're seeing strength across the board in those markets. And so that's the reason why we're optimistic.

I think we're also, as you would expect, excited about our new relationship with Lightera. We've worked with Lightera for years. We know the quality company that they are and the people. And the fact that we believe we are taking the relationship we've developed over many years to a different level by them making this investment and us collaborating in a significant way in certain markets and with certain products, I think, is particularly the reason to be particularly optimistic on our part.

We still have seasonality in our annual cycle. Quarters one and two tend to be a little softer. And of course, there's a lot of noise in the market now in many different fronts. As you see and follow the financial news, you can see that. So we can't be certain about what will happen, but right now we're particularly optimistic about the path we're on.

Assaf Nathan Eden Discovery – Analyst

Thank you. That's very helpful. And as for my last question, I won’t tie up the call. So is it a little bit more macro oriented, so we can assume interest rates are probably going down soon. So not only does the fact that interest rates are going down can maybe affect some of your clients, maybe help a little bit to release some of the financial pressure and maybe exponential growth. Do you see any effect on that?

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

It's hard to say. I think that the interest rate decreases that the Fed is at least being pressured and somewhat considering, they're looking at various different market data, some of which is conflicting and how that actually filters down in the actual interest rates that businesses are subject to is also still a question mark, I think, in the market.

So we're not really looking to what happens with the interest rates to figure out how our business is going to do going forward, but it is something we'd watch as you'd expect.

Assaf Nathan Eden Discovery – Analyst

Thank you, thanks you so much. Just a very last question. Considering the large growth you had this quarter, do you still expect (inaudible) we expect Q4 to be?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, we don't really forecast on a quarterly basis. And our business also is a business that can have a lot of volatility in it. But right now we're optimistic. Appreciate your questions. I was happy that you've asked a number of them. I'm happy to answer those. We tend to restrict the questions just to two for institutional investors.

Dean, are there any other questions or operator, excuse me?

Operator

We'll take our next question from James Winchester with Quantified Value Partners.

James Winchester Quantified Value Partners - Analyst

Yes, good afternoon. I wanted to ask if you could maybe give us a little bit better sense of what's driving gross margin. I know that you've talked in the past about how when the market was soft, you maintain your infrastructure and capacity, even though it kind of penalized you during that period. But in looking at gross margins, I see we are now I think, up to the fourth quarter consecutively of very nice expansion in gross margin. I was wondering if you could just talk a little bit about what's driving that?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Sure. There's two things that impact our margins significantly. One is the product mix. The products that we offer, particularly on the fiber optic cable side, but also across our other product lines, can vary based on product mix just from what the market price is for certain products. And so that creates an issue. And also on the cable manufacturing side, that product mix can particularly impact from a processing standpoint. So I put those kind of in one bucket, which is really product mix.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

The second piece that really impacts us and that we benefit from at higher sales levels is the operating leverage, and that operating leverage in our business is significant. So yes, we do tend to not like to pull back in personnel significantly on the manufacturing side when there are pullbacks in the marketplace, but a lot of the cost relates to just the fixed cost of having a manufacturing facility. And as our sales dollars go up, those fixed costs get spread over those higher dollars very quickly, and that results in higher gross profit margins.

We did see the same effect in SG&A costs because we have a substantial amount of fixed SG&A costs. And being a public company, those public company costs also factor into that. I addressed that in my letter to the shareholders in our 2024 last year's letter to the shareholders, that kind of gives you a sense of what you can see over several quarters, which may be of interest to you if you haven't looked at that before.

James Winchester Quantified Value Partners - Analyst

That's very helpful. Just sort of extending on that first question, and in light of your new relationship or joint venture with Lightera, can you sort of give a generalization of whether that will number one, whether that will drive more volume over your manufacturing infrastructure, and number two, can you give us some sense of kind of where you're at in terms of utilization of your capacity? Are you at 1/4 or 1/2, 90%, we're going to need more capacity next year or just to sort of give a broad brush assessment of where you're at?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Sure. Well, we certainly do hope that the relationship with Lightera will create more production volume for us. I think that we're in a good position in our products and in our markets. And then adding Lightera's products to that, I think, ultimately should create more demand for us. And that's what our goal certainly is.

From a utilization or capacity standpoint, typically, and Tracy had talked about this, I think, earlier in a question a little bit is typically what affects us most is the personnel standpoint from a manufacturing side. We tend to have more capacity in equipment than we completely utilize, part of that's because our product line is diverse enough that we have to be prepared for different types of flows of products through the plant, particularly on the cable side. And so we tend to flex on personnel with overtime and then by new hires, as demands increase, and that typically does not require significant additional investment in new equipment. And that also explains the operating leverage.

What we've disclosed in our Form 10-K, typically, when we do our calculations is running at a capacity of about 50%. Now that seems low, but that's not the personnel we have staffed, that's really the machinery and also recognition of how we calculate or how we're utilizing shifts.

So in two of our facilities, we're not running 24 hours a day. And in Roanoke, we're not fully staffed 24 hours a day, 365 like some companies. That's important and strategic in the way we operate because we're not making just a handful of cable products that are always run in very, very long runs and a kind of set it and forget it.

Our products include customized products and also specialty products that allow us to be more flexible as different product lines move through our facility in different cells in different manners, depending on demand. So what I'd say is that we report that by calculating in that manner, it's about a 50% capacity.

I think on any day, our manufacturing people wouldn't look at it that way, but that's the way we calculate it.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

But certainly, we have to maintain, and do maintain, excess capacity in order to maintain that flexibility and also a reality of the type of business and the part of the business we're in rather than a company that really focuses on 100 different or 200 different cable products, and that's what they run all day long, 365, 24/7.

Operator

We'll take our next question from Sergi Mascaro with Kepler Capital Firm.

Sergi Mascaro Kepler Capital Firm

Hey guys, thanks for taking my question. I'm wondering why you are not talking about the data center opportunity in your website and your data center products?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Let me make sure I understood the question, why we're not talking about the collaboration more extensively on our website yet, is that what you're talking about?

Sergi Mascaro Kepler Capital Firm

No. No, no. I'm asking if I check your website, it seems that you are not offering products for data center. I'm wondering why you are not advertising the product that you have on your website?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, I mean we are in the process of making some improvements to our website. I think that there's a couple of reasons. Number one, I think that there needs to be some improvements. We do have data center products on our website. I need to go back to see how much we specifically promoted that, but we will look at improvements on our website.

But a lot of our sales and the business that we receive is through the relationships we've had in the industry over years and years and years. And so it's a little bit different than some other businesses that rely more on the advertising on the website.

Operator

And there are no further questions on the line at this time. I'll turn the program back to management for any additional or closing remarks.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, David.

I would like to thank everyone for listening to our third quarter fiscal year 2025 conference call today. As always, we appreciate your time and your investment in Optical Cable Corporation.

Transcript: OCC –Q3 2025 Earnings Conference Call – 9/11/25 4:15 PM EST	Exhibit 99.2

Additionally, today, specifically, I'd like to thank those men and women who have served and are serving our country around the world to protect our freedom and liberty and to honor those who perished in the terrorist attack on our country 24 years ago today in New York, Pennsylvania and Virginia.

At OCC, we will never forget. Thank you.

Operator

This does conclude the Optical Cable Corporation third quarter of fiscal year 2025 earnings conference call. Thank you for your participation.

And you may now disconnect.